CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Auto-Callable Notes Linked to the Lesser Performing of the Common Stocks of Amazon.com, Inc. and JPMorgan Chase & Co., due June 23, 2014	150,000	$10.00	$1,500,000	$171.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement No. 978 (To Prospectus dated March 30, 2012 and Series L Prospectus Supplement dated March 30, 2012) June 15, 2012	Filed Pursuant to Rule 424(b)(2) Registration No. 333-180488

$1,500,000

Auto-Callable Notes Linked to the Lesser Performing of the Common Stocks of Amazon.com, Inc. and JPMorgan Chase & Co., due June 23, 2014

•

The notes are unsecured senior notes issued by Bank of America Corporation (“BAC”). The notes do not guarantee a full return of your principal at maturity, and you could lose up to 80% of your investment.

•	Any payments due on the notes, including the repayment of principal, will be subject to our credit risk.

•	Payments on the notes will depend on the prices of the common stocks of Amazon.com, Inc. and JPMorgan Chase & Co. (each, an “Underlying Stock,” and collectively, the “Underlying Stocks”).

•

We will pay a conditional quarterly coupon of $0.50625 (the “Conditional Coupon”) per unit of the notes, if on any Observation Date (as defined herein), the Observation Level (as defined herein) of each Underlying Stock is equal to or greater than 70% of its Starting Value (as defined herein). The final quarterly Conditional Coupon, if payable, will be paid on the maturity date.

•

The notes will be automatically called if the Observation Level of each Underlying Stock on any quarterly Observation Date is equal to or greater than its Starting Value. If the notes are called, you will receive a cash payment per unit of the notes equal to the Original Offering Price (as defined below). In addition, you will receive the quarterly Conditional Coupon payment.

•	If the notes have not been called, you will receive at maturity a cash payment per unit (the “Redemption Amount”) as follows:

•

If the Ending Value (as defined below) of each Underlying Stock is equal to or greater than 80% of its Starting Value (the “Threshold Value”), you will receive a cash payment per unit of the notes equal to the Original Offering Price. In this case, you will also receive the final quarterly Conditional Coupon payment.

•

If the Ending Value of either Underlying Stock is less than its Threshold Value, then the Redemption Amount will be based on the Ending Value of the Underlying Stock with the greater percentage decrease from its Starting Value (the “Lesser Performing Stock”). In this case, you will receive a Redemption Amount that is less, and possibly significantly less, than the Original Offering Price. However, the Redemption Amount will not be less than 20% of the Original Offering Price. You will receive the final quarterly Conditional Coupon payment only if the Ending Value of each Underlying Stock is at least 70% of its Starting Value.

•

The notes will be issued in denominations of whole units. Each unit will have a principal amount of $10 (the “Original Offering Price”). The notes will be sold in minimum investment amounts of 100 units.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is 06051R352.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

	Per Unit	Total
Public Offering Price	$10.00	$1,500,000
Underwriting Discount	$0.15	$22,500

Proceeds (before expenses)	$9.85	$1,477,500

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-11 of this pricing supplement, page S-5 of the attached prospectus supplement, and page 8 of the attached prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on or about June 22, 2012 against payment in immediately available funds.

Merrill Lynch & Co.

SUMMARY

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand these notes. You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.

Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. However, the notes will differ from traditional debt securities in that their return is linked to the lesser (and not the average) performance of the Underlying Stocks. The notes do not guarantee a full return of your principal at maturity, and you could lose up to 80% of your investment. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and all payments due on the notes, including any repayment of principal, will be subject to our credit risk. The notes will mature on June 23, 2014.

Will you receive any payments on the notes?

Payments on the notes will depend upon the prices of the lesser performing of the common stocks of Amazon.com, Inc. and JPMorgan Chase & Co. (each, an “Underlying Company,” and together, the “Underlying Companies”) on each Observation Date. You must be willing to lose up to 80% of your investment at maturity if the notes are not called prior to their maturity, and the value of either Underlying Stock has declined below its Threshold Value on the final Observation Date shortly before the maturity date. You must be willing to accept that no Conditional Coupon may be paid on one or more Conditional Coupon Payment

Dates (each as defined below) and that you may not earn a return on your notes at all. You must be willing to accept that your notes may be called on any Observation Date.

How will the Conditional Coupon be determined?

For each unit of the notes, a conditional quarterly coupon of $0.50625 (the “Conditional Coupon”) will be paid if the Observation Level of each Underlying Stock on the applicable quarterly Observation Date is equal to or greater than its Conditional Coupon Value (as defined below), with the final Conditional Coupon, if payable, paid on the maturity date. The Conditional Coupon Payment Dates are subject to postponement as described in “Description of the Notes—Conditional Coupons.” It is possible that you will not receive any coupon payments during the term of the notes.

The “Conditional Coupon Value” of each Underlying Stock is equal to 70% of its Starting Value. For the common stock of Amazon.com, Inc., the Conditional Coupon Value is 152.845, and for the common stock of JPMorgan Chase & Co., the Conditional Coupon Value is 24.521.

The scheduled Observation Dates for the notes are:

2012	2013	2014
September 17, 2012	March 15, 2013	March 17, 2014
December 17, 2012	June 17, 2013	June 16, 2014
	September 16, 2013
	December 16, 2013

Each Conditional Coupon, if due, will be paid on the fifth business day (as defined below) after the applicable Observation Date (each, a “Conditional Coupon Payment Date”). The final Conditional Coupon Payment Date will be the maturity date of the notes.

Under what circumstances will the notes be called?

The notes will automatically be called on any Observation Date (including the final Observation Date) if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Starting Value. The notes will be called in whole, but not in part.

What will you receive if we call the notes?

If your notes are called, you will receive a cash payment equal to the principal amount of the notes, together with the Conditional Coupon, on the applicable Conditional Coupon Payment Date.

How is the Redemption Amount calculated?

If your notes are not called on any Observation Date, then at maturity, subject to our credit risk as issuer of the notes, you will receive the Redemption Amount per unit of the notes that you hold. The Redemption Amount will be calculated as follows:

•	If the Ending Value of each Underlying Stock is equal to or greater than its Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

•

If the Ending Value of either Underlying Stock is less than its Threshold Value, then the Redemption Amount will be based on the percentage decrease in the value of the Lesser Performing Stock below its Threshold Value relative to its Starting Value and will equal:

$10 +	($10 ×	(	Ending Value - Threshold Value	))
Starting Value

The “Threshold Value” of each Underlying Stock is equal to 80% of its Starting Value. For the common stock of Amazon.com, Inc., the Threshold Value is 174.680, and for the common stock of JPMorgan Chase & Co., the Threshold Value is 28.024.

The “Lesser Performing Stock” will be the Underlying Stock that had a greater percentage decrease from its Starting Value to its Ending Value, as determined by the calculation agent.

Is it possible for you to lose some or most of your investment in the notes?

Yes. If the notes are not called prior to maturity, you will lose some or most of your principal if the Ending Value of the Lesser Performing Stock is less than its Threshold Value. Further, if you sell the notes prior to maturity, you may find that the market value per unit is less than the Original Offering Price.

How was the Starting Value determined, and how will the Ending Value and Observation Level of each Underlying Stock be determined?

The “Starting Value” of each Underlying Stock is the Closing Market Price (as defined herein) of that Underlying Stock on the pricing date. The Starting Value for the common stock of Amazon.com, Inc. is 218.35, and the Starting Value for the common stock of JPMorgan Chase & Co. is 35.03.

The “Ending Value” of each Underlying Stock will be the Closing Market Price of that Underlying Stock on the final Observation Date multiplied by its Price Multiplier (as defined below).

The “Observation Level” of each Underlying Stock will be the Closing Market Price of that Underlying Stock on the applicable Observation Date multiplied by its Price Multiplier.

See “Description of the Notes—Determining the Starting Value, the Observation Levels and the Ending Value of Each Underlying Stock.”

Is the return on the notes limited in any way?

Yes. Your return on the notes, whether at maturity or upon any automatic call, will be limited to the Original Offering Price plus the Conditional Coupons, if any, paid during the term of the notes. As a result, you will not participate in any upside potential of the Underlying Stocks, except to the extent that a Conditional Coupon is paid upon an automatic redemption of the notes.

Who will determine the amounts payable on the notes?

The calculation agent will make all the calculations associated with the notes, such as determining the Ending Value of each Underlying Stock, the Observation Level of each Underlying Stock on each Observation Date, whether the Conditional

Coupons will be paid, whether the notes will be called, and the Redemption Amount. We will appoint our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), to act as calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Will you have an ownership interest in either of the Underlying Stocks?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in either of the Underlying Stocks. The notes will be payable only in U.S. dollars.

Who is the selling agent for the notes? And what are the fees charged in connection with the offering of the notes?

MLPF&S will act as our selling agent in connection with the offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. The public offering price of the notes includes the underwriting discount of $0.15 per unit as listed on the cover page and an additional charge of $0.125 per unit, as more fully described in “Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest” on page PS-33.

The selling agent is not your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon this pricing supplement as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. We have prepared this pricing supplement based on terms proposed by a single investor in the notes.

Will the notes be listed on an exchange?

No. The notes will not be listed on any exchange.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of the Notes—Automatic Call.”

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. The notes do not guarantee a full return of your principal at maturity, and you could lose up to 80% of your investment. Please refer to the section entitled “Risk Factors” beginning on page PS-11 of this pricing supplement, page S-5 of the attached prospectus supplement, and page 8 of the attached prospectus.

Hypothetical Payments

Set forth below are six hypothetical examples of payment calculations (rounded to five decimal places). These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Conditional Coupon Value, Observation Levels of each Underlying Stock, and term of your investment. These hypothetical examples are based on:

1)	a Starting Value of 100.00 for each Underlying Stock (“Stock A” and “Stock B”);

2)	a Threshold Value of 80.00 for each Underlying Stock, or 80% of the Starting Value;

3)	a Conditional Coupon Value of 70.00 for each Underlying Stock, or 70% of the Starting Value;

4)	the term of the notes of approximately two years;

5)	the Conditional Coupon of $0.50625 per unit; and

6)	Observation Dates occurring quarterly, commencing approximately three months after the pricing date.

The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value of the common stock of Amazon.com, Inc. is 218.35, which was the Closing Market Price of that Underlying Stock on the pricing date. The actual Starting Value of the common stock of JPMorgan Chase & Co. is 35.03, which was the Closing Market Price of that Underlying Stock on the pricing date. For recent actual values of the Underlying Stocks, see “The Underlying Stocks” section below, beginning on page PS-30.

Notes Are Called on an Observation Date

The notes will be called at $10.00000 and the Conditional Coupon will be paid on one of the Conditional Coupon Payment Dates if the Observation Level of each Underlying Stock is equal to or greater than its Starting Value.

Example 1—The Observation Level on the first Observation Date is 110.00 for Stock A and 102.00 for Stock B. Therefore, the notes will be called and the Conditional Coupon will be paid. The total payment upon early redemption will be the sum of $10.00000 plus the Conditional Coupon of $0.50625, or $10.50625 per unit. The total return on the notes will be the Conditional Coupon of $0.50625 per unit.

Example 2—The Observation Level on the first Observation Date is 105.00 for Stock A, but is 98.00 for Stock B (below the Starting Value, but above the Conditional Coupon Value). As a result, the notes will not be called, but we will pay the Conditional Coupon. On the second Observation Date, the Observation Level is 101.00 for Stock A and 109.00 for Stock B. Therefore, the notes will be called and the Conditional Coupon will be paid. The total payment upon early redemption will be the sum of $10.00000 plus the Conditional Coupon of $0.50625, or $10.50625 per unit. The total return on the notes will be the sum of the Conditional Coupons, which is $1.01250 per unit.

Example 3—The Observation Levels of each Underlying Stock on the first, second and third Observation Dates are below the Starting Value but above the Conditional Coupon Value. As a result, the notes will not be called, but we will pay the Conditional Coupon of $0.50625 on each Conditional Coupon Payment Date. The Observation Level on the fourth Observation Date is 65.00 for Stock A and 57.00 for Stock B. As a result, the notes will not be called and we will not pay the Conditional Coupon. On the three subsequent Observation Dates (fifth to seventh), the Observation Level of at least one of the Underlying Stocks is below its Starting Value, but both are equal to or above the Conditional Coupon Value. As a result, the notes will not be called, but we will pay the Conditional Coupon on each Conditional Coupon Payment Date. On the final Observation Date, the Observation Level is 105.00 for Stock A and 150.00 for Stock B. As a result, the notes will be called and the Conditional Coupon will be paid. The total payment at maturity will be the sum of $10.00000 plus the Conditional Coupon of $0.50625, or $10.50625 per unit. The total return on the notes will be the sum of the Conditional Coupons, which is $3.54375 per unit.

Notes Are Not Called on Any Observation Date

Example 4—The notes are not called on any of the Observation Dates (but the Conditional Coupons are paid on all of the Conditional Coupon Payment Dates because the Observation Level of each Underlying Stock is equal to or above its Conditional Coupon Value on each Observation Date), and the Ending Value is 85.00 for Stock A and 92.00 for Stock B. Because the Ending Value of each Underlying Stock is not less than its Threshold Value of 80.00, the Redemption Amount per unit will be $10.00000, and the total payment at maturity will be the sum of the Redemption Amount of $10.00000 plus the Conditional Coupon of $0.50625, or $10.50625 per unit. The total return on the notes will be the sum of the Conditional Coupons, which is $4.05000 per unit.

Example 5—The notes are not called on any of the Observation Dates, only three Conditional Coupons are paid prior to the final Observation Date, and the Ending Value is 70.00 for Stock A and 85.00 for Stock B. Because the Ending Value of one of the Underlying Stocks is less than the Threshold Value of 80.00, the Redemption Amount will be less than the Original Offering Price per unit. The Redemption Amount will be calculated as follows:

Percentage Decrease of Stock A		Percentage Decrease of Stock B
(70.00 - 100.00)	= -30%	(85.00 - 100.00)	= -15%
100.00		100.00

Stock A is the Lesser Performing Stock, therefore:

Redemption Amount = $10 +	[	$10	×	(	70.00 - 80.00)	]	= $9.00000 per unit
100.00

Because the Ending Value of each Underlying Stock is equal to or above its Conditional Coupon Value, the final Conditional Coupon will be paid. The total payment at maturity will be the sum of the Redemption Amount of $9.00000 plus the Conditional Coupon of $0.50625, or $9.50625 per unit. Since the Redemption Amount is less than the Original Offering Price, the total return on the notes will be:

$0.50625 × 3 + $9.50625 - $10.00000 = $1.02500 per unit

Example 6—The notes are not called on any of the Observation Dates, no Conditional Coupon is paid prior to the final Observation Date, and the Ending Value is 55.00 for Stock A and 75.00 for Stock B. Because the Ending Value of one of the Underlying Stocks is less than the Threshold Value of 80.00 and the Conditional Coupon Value of 70.00, the Redemption Amount will be less than the Original Offering Price per unit, and the final Conditional Coupon will not be paid. The total payment at maturity will be the Redemption Amount, which will be calculated as follows:

Percentage Decrease of Stock A		Percentage Decrease of Stock B
(55.00 - 100.00)	= -45%	(75.00 - 100.00)	= -25%
100.00		100.00

Stock A is the Lesser Performing Stock, therefore:

Redemption Amount = $10 +	[	$10	×	(	55.00 - 80.00)	]	= $7.50000 per unit
100.00

Since no Conditional Coupon is paid during the term of the notes, the total return on the notes per unit will be:

$7.50000 - $10.00000 = - $2.50000

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
	First Observation Date	Second Observation Date	Final Observation Date	Final Observation Date	Final Observation Date	Final Observation Date

Starting Value (Stock A/Stock B)	100.00/100.00	100.00/100.00	100.00/100.00	100.00/100.00	100.00/100.00	100.00/100.00

Threshold Value (Stock A/Stock B)	80.00/80.00	80.00/80.00	80.00/80.00	80.00/80.00	80.00/80.00	80.00/80.00

Conditional Coupon Level (Stock A/Stock B)	70.00/70.00	70.00/70.00	70.00/70.00	70.00/70.00	70.00 / 70.00	70.00/70.00

Observation Level (Stock A/Stock B)	110.00/102.00	101.00/109.00	105.00/150.00	85.00/92.00	70.00 / 85.00	55.00/75.00

Total Return of the Underlying Stocks* (Stock A/Stock B)	10.00%/2.75%	1.00%/10.50%	5.00%/56.00%	-15.00%/-2.00%	-30.00%/-9.00%	-45.00%/-19.00%

Payment upon Call or Redemption Amount per Unit	$10.0000	$10.0000	$10.0000	$10.0000	$9.0000	$7.5000

Total Conditional Coupon Paid	$0.50625	$1.01250	$3.54375	$4.05000	$2.02500	$0.00000

Total Return of the Notes**	5.0625%	10.1250%	35.4375%	40.5000%	10.2500%	-25.0000%

*	The total return of the Underlying Stocks assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 0.00% per annum for Stock A and a constant dividend yield of 3.00% per annum for Stock B; and

(c)	no transaction fees or expenses.

**	The total return of the notes includes the Conditional Coupons paid during the term of the notes.

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

If the notes are not called, your investment may result in a loss; there is no guaranteed full return of principal. The notes do not guarantee a full return of your principal at maturity, and you could lose up to 80% of your investment. The notes differ from ordinary debt securities in that we will not pay you a fixed amount at maturity. If your notes are not called, and the Ending Value of either Underlying Stock is below its Threshold Value on the final Observation Date, the Redemption Amount will be reduced by an amount equal to the percentage decrease below the Threshold Value relative to the Starting Value of the Lesser Performing Stock. As a result, you may receive less, and possibly substantially less, than the Original Offering Price.

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Conditional Coupons on the applicable Conditional Coupon Payment Dates, the principal amount payable upon an automatic call of the notes, or the amount payable to you at maturity are each dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the value of each Underlying Stock increases after the pricing date. No assurance can be given as to what our financial condition will be on any payment date. If we default upon our financial obligations, you may not receive the amounts payable under the terms of the notes.

Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the value of the Underlying Stocks, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You may not receive any coupon payments during the term of the notes. If the Observation Level of either of the two Underlying Stocks on any Observation Date is less than its Conditional Coupon Value, you will not be entitled to receive the Conditional Coupon. As a result, it is possible that you will not receive any payments on the notes until the maturity date.

Your return, if any, is limited to the Conditional Coupons paid on the notes. If the Observation Level of each Underlying Stock on any of the Observation Dates is equal to or greater than its Conditional Coupon Value, you will receive the Conditional Coupon on the applicable Conditional Coupon Payment Date. If the Observation Level of each Underlying Stock on any of the Observation Dates is equal to or greater than its Starting Value, the notes will be automatically called by us on that Observation Date, and you will receive a cash payment equal to the principal amount of the notes, together with the related Conditional Coupon, regardless of the appreciation of the Underlying Stocks. If your notes are not called, you will receive on the maturity date a Redemption Amount that may be less than or equal to, but will not be greater than, the Original Offering Price of your notes. As a result, your return is capped at the Conditional Coupons, if any are paid.

Your yield may be less than the yield on a conventional debt security of comparable maturity. Any yield that you receive on the notes, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return may be less than a comparable investment directly in the Underlying Stocks. Your return on the notes, if any, will not exceed the Conditional Coupons, if any, paid during the term of the notes. In contrast, a direct investment in the Underlying Stocks would allow you to receive the full benefit of any appreciation in the value of the Underlying Stocks.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned shares of the Underlying Stocks and received the dividends paid or distributions made on them because the Observation Level on each Observation Date and the Ending Value of each Underlying Stock will be calculated without taking into consideration the value of dividends paid or distributions made on that Underlying Stock, or any other rights with respect to that Underlying Stock.

The notes are subject to automatic call. The notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Starting Value. If the notes are called prior to the maturity date, you will receive for each unit of your notes a cash payment equal to the principal amount of the notes, plus the Conditional Coupon, and you will not receive any Conditional Coupons or any other payment in respect of any Observation Dates after the notes are called. In the case of an early redemption, you will not benefit from the fact that the value of each Underlying Stock is equal to or greater than its Conditional Coupon Value after the notes are called and prior to the maturity date. You may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the notes would have been if they had not been called.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Stocks. In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the Underlying Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Underlying Stocks from multiple sources, and you should not rely on the views expressed by our affiliates.

We have included in the terms of the notes the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the notes in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs. In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with developing, hedging, and offering the notes. In addition to the underwriting discount, the public offering price may include a hedging related charge, which reflects an estimated profit earned by one of our affiliates from the hedging related transactions associated with the notes. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with one of our affiliates. All of these charges related to the notes reduce the economic terms of the notes.

Assuming there is no change in the value of the Underlying Stocks and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase the notes in a secondary market transaction is expected to be lower than the applicable public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedging.

The quoted price of any of our affiliates for the notes could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Underlying Stocks. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that the selling agent will act as a market-maker for the notes, but it is not required to do so. The selling agent may discontinue its market-making activities as to the notes at any time. To the extent that the selling agent engages in any market-making activities, it may bid for or offer the notes. Any price at which the selling agent may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time the selling agent were to cease acting as a market-maker as to the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The amount that you receive at maturity or upon a call will not reflect changes in the value of the Underlying Stocks prior to the Observation Dates. The value of the Underlying Stocks during the term of the notes other than on the Observation Dates will not be reflected in the determination as to whether the Conditional Coupon will be paid, whether the notes will be called, and the amount that you receive at maturity. The calculation agent will make those determinations solely by reference to the value of the Underlying Stocks on the applicable Observation Dates. No other values of the Underlying Stocks will be taken into account. As a result, the Conditional Coupon may not be payable, and you may receive at maturity less than the Original Offering Price of your notes, even if the value of each Underlying Stock has increased at certain times during their term before decreasing to a value below the Conditional Coupon Value or the Threshold Value of that Underlying Stock on the applicable Observation Dates.

Because the notes are linked to the lesser performing (and not the average performance) of the two Underlying Stocks, you may not receive any return on the notes and may lose some of your principal amount if the value of either Underlying Stock decreases below its Conditional Coupon Value or Threshold Value. Your notes are linked to two Underlying Stocks, and a change in the value of one Underlying Stock may not correlate with changes in the value of the other Underlying Stock. Even if the Observation Level of one Underlying Stock does not decrease below its Conditional Coupon Value on an Observation Date, you will not receive the Conditional Coupon if the Observation Level of the other Underlying Stock is below its Conditional Coupon Value on that Observation Date. Similarly, even if the Ending Value of one Underlying Stock does not decrease below its Threshold Value on the final Observation Date, you will lose some or most of your principal if the Ending Value of the other Underlying Stock decreases below its Threshold Value on the final Observation Date. As a result, you will not receive the Conditional Coupons and will lose some of your principal even if only the value of one Underlying Stock decreases below its Conditional Coupon Value or Threshold Value, as applicable, on the applicable Observation Dates.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Underlying Stocks. Whether you will receive any Conditional Coupons, whether your notes will be called prior to the maturity date, and, if not called, the Redemption Amount, will be determined by reference to the value of the Underlying Stocks on the applicable Observation Dates. Consequently, the market value of the notes at any time generally will depend to a significant extent on the value of the Underlying Stocks. The value of the Underlying Stocks will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the Underlying Stocks are traded, and the market segments of which these Underlying Stocks are a part. Even if the value of each Underlying Stock increases after the pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than your principal amount because of the anticipation that the value of the Underlying Stocks will continue to fluctuate until the Observation Levels or Ending Values, as applicable, are determined. If you sell your notes when the value of either Underlying Stock is less than, or not sufficiently above its Starting Value, then you may receive less than the Original Offering Price of your notes. In general, the market value of the notes will decrease as the value of the Underlying Stocks decreases, and increase as the value of the Underlying Stocks increases. However, as the value of the Underlying Stocks increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the return on the notes will not exceed the Conditional Coupons payable over the term of the notes, we do not expect that the notes will trade in any secondary market above an amount that reflects the potential payment of the remaining Conditional Coupons.

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Volatility of the Underlying Stocks. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Underlying Stocks during the term of your notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Underlying Stocks may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the value of the Underlying Stocks and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of prevailing interest rates also may affect the U.S. economy and, in turn, the value of the Underlying Stocks.

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Dividend Yields. If the dividend yield of an Underlying Stock increases, we anticipate that the market value of the notes will decrease; conversely, if its dividend yield decreases, we anticipate that the market value of your notes will increase.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

Purchases and sales by us and our affiliates may affect your return. We and our affiliates may from time to time buy or sell shares of the Underlying Stocks, or futures or options contracts on those Underlying Stocks for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the value of the Underlying Stocks in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase or decrease the value of the Underlying Stocks. Consequently, the value of the Underlying Stocks may change subsequent to the pricing date of the notes, affecting the value of the Underlying Stocks and therefore market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Underlying Stocks that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell shares of the Underlying Stocks or related futures or options contracts for our own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the Underlying Stocks. These trading and underwriting activities could affect the Underlying Stocks in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may have entered into these transactions on or prior to the pricing date, in order to hedge some or all of our anticipated obligations under the notes. This hedging activity may have increased the value of the Underlying Stocks on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of the Observation Level or Ending Value, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in your notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the value of the Underlying Stocks or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the value of the Underlying Stocks. Accordingly, our hedging activities may increase or decrease the market value of your notes prior to maturity, including on any Observation Date, and may affect the determination as to whether the Conditional Coupons will be payable, whether the notes will be called prior to maturity, and the payment that you may receive at maturity. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the value of the Underlying Stocks, we cannot assure you that these activities will not affect the value of the Underlying Stocks and the market value of your notes prior to maturity, the Redemption Amount, whether the notes will be called, or whether the Conditional Coupons will be payable.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the notes and, as such, will have the sole discretion to determine each Observation Level, the Starting Value, the Threshold Value, and the Ending Value of each Underlying Stock, whether the Conditional Coupon will be payable on each Conditional Coupon Payment Date, whether the notes will be called on each Observation Date, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our affiliate’s status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred or if certain corporate events occur relating to any of the Underlying Stocks. See the sections entitled “Description of the Notes — Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because the calculation agent is not acting as your agent, and because we expect to control the calculation agent, potential conflicts of interest could arise.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. Under the terms of the notes, you will have agreed with us to treat the notes as callable contingent income-bearing single financial contracts, as described under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Underlying Stocks

You will have no rights as a securityholder, you will have no rights to receive shares of any of the Underlying Stocks, and you will not be entitled to dividends or other distributions by the Underlying Companies. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of shares of any of the Underlying Stocks. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stocks. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stocks and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will determine whether the Conditional Coupons will be payable, whether the notes will be called, and calculate the Redemption Amount by reference to the Observation Level of each Underlying Stock on the applicable Observation Date. Your notes will be paid in cash and you have no right to receive delivery of shares of either Underlying Stock.

We do not control any Underlying Company and are not responsible for any disclosure made by any other company. We currently, or in the future, may engage in business with one or both of the Underlying Companies, and we or our affiliates may from time to time own shares of the Underlying Companies. However, neither we nor any of our affiliates, including the selling agent, have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the Underlying Stocks and the Underlying Companies.

Our business activities relating to the Underlying Companies may create conflicts of interest with you. We and our affiliates, including the selling agent, at the time of any offering of the notes or in the future, may engage in business with one or both of the Underlying Companies, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we or our affiliates may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates have published, and in the future may publish, research reports on one or both of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may affect the value of the Underlying Stocks and, consequently, the market value of your notes. We, or any of our affiliates, do not make any representation to any purchasers of the notes regarding any matters whatsoever relating to any Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The selection of a company as an Underlying Company does not reflect any investment recommendations from us or our affiliates.

The Underlying Companies will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Companies. Neither we nor MLPF&S controls the Underlying Companies, and the Underlying Companies have not authorized or approved the notes in any way. Furthermore, the Underlying Companies will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of the noteholders into consideration for any reason. The Underlying Companies will not receive any of the proceeds from the offering of the notes, and will not be responsible for, or participate in, the offering of the notes. Neither Underlying Company will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the notes.

Neither we nor MLPF&S will conduct any due diligence inquiry with respect to either Underlying Stock in connection with the offering of notes. Neither we nor MLPF&S have independently verified the completeness or accuracy of publicly available information regarding the Underlying Companies or as to the future performance of the Underlying Stocks. Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Price Multiplier for each Underlying Stock will not be adjusted for all corporate events that could affect the Underlying Company. The Price Multiplier, and hence, the Observation Level and the Ending Value, may be adjusted for the specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier may adversely affect the determination of the Observation Level and the Ending Value of that Underlying Stock, whether the Conditional Coupons will be payable, whether the notes will be called, and the Redemption Amount, and, as a result, the market value of the notes.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is more fully described in the prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The notes will be issued in denominations of whole units. Each unit will have an Original Offering Price of $10. You may transfer the notes only in whole units.

Prior to maturity, the notes are not repayable at your option. The notes are not subject to any sinking fund.

The notes will be issued in book-entry form only.

Conditional Coupon

For each unit of the notes, the Conditional Coupon will be paid on the applicable Conditional Coupon Payment Date only if the Observation Level of each Underlying Stock on the applicable Observation Date is equal to or greater than its Conditional Coupon Value. The final Conditional Coupon, if payable, will be paid on the maturity date.

For book-entry only notes, the record date for each payment of the Conditional Coupon will be one business day in New York, New York prior to the applicable Conditional Coupon Payment Date. If the notes are not held in book-entry only form, the record dates will be the fifteenth day of the month prior to the month in which the Conditional Coupon payment is due. However, if the notes are redeemed prior to maturity, the Conditional Coupon will be paid to the person to whom the principal amount is payable. The final payment of the Conditional Coupon, if due, will be payable to the person to whom the Redemption Amount is payable.

Automatic Call

The notes will automatically be called in whole, but not in part, on an Observation Date if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Starting Value. The notes will not be called if the Observation Level of only one Underlying Stock is equal to or greater than its Starting Value.

If your notes are called, you will receive a cash payment of $10 per unit, together with the Conditional Coupon, on the applicable Conditional Coupon Payment Date.

If an Observation Date (other than the final Observation Date) is not a trading day for either Underlying Stock, or if there is a Market Disruption Event as to either Underlying Stock on that day, the applicable Observation Date for that Underlying Stock will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the applicable Observation Level will not be determined on a date later than the fifth business day after the scheduled Observation Date, and if that day is not a trading day, or if there is a Market Disruption Event on that date as to the Underlying Stock, the calculation agent will determine the Observation Level for that Underlying Stock (or, if not determinable, estimate) in a manner which is considered commercially reasonable under the circumstances on that fifth business day.

If the final Observation Date is not a trading day as to either Underlying Stock or if there is a Market Disruption Event on that day as to either Underlying Stock, the final Observation Date for that Underlying Stock will be the immediately succeeding trading day during which no Market Disruption Event shall have occurred or is continuing; provided that the Observation Level of the applicable Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the date on which the Conditional Coupon for that Observation Date will be paid, if applicable, and/or the date on which the notes will be automatically called, will be the fifth business day following the Observation Date as postponed. If the final Observation Date is postponed due to a Market Disruption Event or otherwise, the maturity date will not be postponed.

A “business day” is any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

A “trading day” for an Underlying Stock is a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Payment at Maturity

If your notes are not called, then at maturity, subject to our credit risk as issuer of the notes, you will receive the Redemption Amount per unit of the notes that you hold, denominated in U.S. dollars. The Redemption Amount will be calculated as follows:

•	If the Ending Value of each Underlying Stock is equal to or greater than its Threshold Value, then the Redemption Amount will equal the Original Offering Price; or

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If the Ending Value of either Underlying Stock is less than its Threshold Value, then the Redemption Amount will be based on the percentage decrease in the value of the Lesser Performing Stock below its Threshold Value relative to its Starting Value and will equal:

$10 +	($10 ×	(	Ending Value - Threshold Value	))
Starting Value

The “Threshold Value” of each Underlying Stock is equal to 80% of its Starting Value. For the common stock of Amazon.com, Inc., the Threshold Value is 174.680, and for the common stock of JPMorgan Chase & Co., the Threshold Value is 28.024.

The “Lesser Performing Stock” will be the Underlying Stock that had the greater percentage decrease from its Starting Value to its Ending Value, as determined by the calculation agent.

Determining the Starting Value, the Observation Levels and the Ending Value of Each Underlying Stock

The “Starting Value” of each Underlying Stock is the Closing Market Price of that Underlying Stock on the pricing date. The Starting Value for the common stock of Amazon.com, Inc. is 218.35, and the Starting Value for the common stock of JPMorgan Chase & Co. is 35.03.

The “Observation Level” of each Underlying Stock will be its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier.

The “Ending Value” of each Underlying Stock will be its Closing Market Price on the final Observation Date multiplied by its Price Multiplier.

The “Closing Market Price” means, for each Underlying Stock:

(A)	If the Underlying Stock is listed or admitted to trading on a national securities exchange in the United States that is registered under the Exchange Act (“registered national securities exchange”), is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., or is quoted on a U.S. quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any trading day means for one share of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes):

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Market Price shall be the arithmetic mean of the bid prices on that day from as many dealers in that security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the Underlying Stock (or any other security for which a Closing Market Price must be determined for purposes of the notes) on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Market Price shall be determined by the calculation agent in its sole discretion and reasonable judgment.

(B)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other U.S. quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any trading day means, for one share of the Underlying Stock, the U.S. dollar equivalent of the last reported sale price (as determined by the calculation agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that trading day, as determined by the calculation agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the calculation agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Underlying Stock is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other U.S. quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the calculation agent in its sole discretion) of the last available sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

The “Price Multiplier” for each Underlying Stock will initially be one. Each Price Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to either Underlying Stock, a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(1)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of that Underlying Stock (or the successor to that Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(2)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of that Underlying Stock (or successor to that Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of that Underlying Stock; or

(3)	the determination that the scheduled Observation Date is not a trading day by reason of any event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Stock, or any successor underlying stock, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor to that Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to that Underlying Stock;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (1) and (2) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope, as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to each Underlying Stock, the calculation agent, in its sole discretion, may adjust the Price Multiplier and other terms of the notes, and hence each Observation Level and the Ending Value, as applicable, if an event described below occurs after the pricing date and on or before the final Observation Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or the successor to the Underlying Stock. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect. The required adjustments specified below do not cover all events that could affect the price of an Underlying Stock.

No adjustments to the Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Price Multiplier or any other relevant terms of the notes to reflect changes occurring in relation to the Underlying Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to any Price Multiplier or any other terms of the notes and of any related determinations and calculations with respect to any distributions of stock, other securities, or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common equity securities by an Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for an Underlying Stock by the Underlying Company.

Following the occurrence of an event that results in an adjustment to a Price Multiplier or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustment Events

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier and other terms of the notes, and hence each Observation Level and the Ending Value, as applicable, as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Underlying Stock before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of the Underlying Stock) that is given ratably to all holders of record of shares of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Underlying Stock which a holder of one share of the Underlying Stock before the date the dividend became effective and the Underlying Stock traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than

Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to the Underlying Stock, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Underlying Stock will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Underlying Stock; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder’s rights plan or arrangement, then the Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and prior to the final Observation Date of the notes, as to any Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of subsidiaries or affiliates of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the transaction results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the amount payable on the notes or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated

maturity date of the notes and as though the final Observation Date were the fifth business day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the notes will be accelerated to the fifth business day following the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the final Observation Date were the fifth business day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier or to other terms of the notes, including the method of determining the amount payable on the notes described in this section, but may instead make adjustments in its discretion to the Price Multiplier or any other terms of the notes that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. We will provide notice of that election to the trustee not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Underlying Stock and will describe in that notice the actual adjustment made to the Price Multiplier or to other terms of the notes, including the method of determining the amount payable on the notes. For the avoidance of doubt, any delay in furnishing that notice will not impact the validity of the calculation agent’s determination.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this pricing supplement, including determinations regarding the Observation Level of each Underlying Stock on any Observation Date, the Ending Value of each Underlying Stock, each Price Multiplier, each Closing Market Price, any Market Disruption Events, business days, trading days, and the amounts payable at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

MLPF&S will serve as the calculation agent for the notes. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will make payments on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

If an event of default, as defined in the Senior Indenture, with respect to the notes occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the Senior Indenture will be equal to the amount described under the caption “—Payment at Maturity,” calculated as though the date of acceleration were the maturity date of the notes and as though the final Observation Date were five trading days prior to the date of acceleration. You will also receive the final Conditional Coupon, if the Observation Level of each Underlying Stock is greater than its Conditional Coupon Value as of that date (prorated as determined by the calculation agent, based upon the date of acceleration). In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange or quotation system.

THE UNDERLYING STOCKS

None of the Underlying Companies have authorized or sanctioned the notes or participated in the preparation of this pricing supplement. Each of these companies is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Underlying Stocks with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. None of the information filed by the Underlying Companies on the SEC’s website shall be deemed to be included or incorporated by reference in this pricing supplement.

Although we and our affiliates may hold securities of the Underlying Companies from time to time, we do not control these companies. The Underlying Companies will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Underlying Stocks. We are not offering or selling securities of any of the Underlying Companies. The descriptions of the Underlying Stocks in this section are derived from the publicly available documents described in the preceding paragraph. Neither we nor any of our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Underlying Stocks included in the publicly available documents, or made any due diligence inquiry with respect to the Underlying Stocks. We have not independently verified whether the publicly available documents or any other publicly available information about the Underlying Stocks are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Underlying Stocks have been or will be publicly disclosed. We do not intend to furnish to you any additional information about the Underlying Stocks. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Underlying Stocks.

The selection of the Underlying Stocks is not a recommendation to buy or sell any of the Underlying Stocks. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stocks.

You should make your own investigation into the Underlying Stocks.

Historical Data of the Underlying Stocks

The following tables set forth the high, low, and period-end closing prices of each of the Underlying Stocks on its principal exchange from the first quarter of 2007 through the pricing date. We obtained the historical prices of the Underlying Stocks (rounded to two decimal places) shown below from the Bloomberg L.P., without independent verification. The historical value of any Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that its value on the calculation day will not decrease from its value on the pricing date.

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. Its products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. This Underlying Stock trades on the NASDAQ Global Select Market under the symbol “AMZN”.

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	41.51	36.43	39.79
	Second Quarter	73.65	40.42	68.41
	Third Quarter	93.45	68.73	93.15
	Fourth Quarter	100.82	77.00	92.64

2008	First Quarter	96.25	62.43	71.30
	Second Quarter	84.51	71.99	73.33
	Third Quarter	88.09	63.35	72.76
	Fourth Quarter	69.58	35.03	51.28

2009	First Quarter	75.58	48.44	73.44
	Second Quarter	87.56	73.50	83.66
	Third Quarter	93.85	75.63	93.36
	Fourth Quarter	142.25	88.67	134.52

2010	First Quarter	136.55	116.00	135.73
	Second Quarter	150.09	108.61	109.26
	Third Quarter	160.73	109.14	157.06
	Fourth Quarter	184.76	153.03	180.00

2011	First Quarter	191.25	160.97	180.13
	Second Quarter	206.07	178.34	204.49
	Third Quarter	241.69	177.79	216.23
	Fourth Quarter	246.71	173.10	173.10

2012	First Quarter	205.44	175.93	202.51
	Second Quarter( through the pricing date)	231.90	185.50	218.35

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. It provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions and individuals. This Underlying Stock trades on the New York Stock Exchange under the symbol “JPM”.

		High Closing Price	Low Closing Price	Period-End Closing Price
2007	First Quarter	51.65	46.70	48.38
	Second Quarter	53.20	48.24	48.45
	Third Quarter	50.05	43.00	45.82
	Fourth Quarter	47.58	40.46	43.65

2008	First Quarter	48.25	36.48	42.95
	Second Quarter	49.25	34.31	34.31
	Third Quarter	48.24	31.02	46.70
	Fourth Quarter	49.85	22.72	31.53

2009	First Quarter	31.35	15.90	26.58
	Second Quarter	38.94	27.25	34.11
	Third Quarter	46.47	32.27	43.82
	Fourth Quarter	47.16	40.27	41.67

2010	First Quarter	45.02	37.70	44.75
	Second Quarter	47.81	36.61	36.61
	Third Quarter	41.64	35.63	38.07
	Fourth Quarter	42.67	36.96	42.42

2011	First Quarter	48.00	43.40	46.10
	Second Quarter	47.64	39.49	40.94
	Third Quarter	42.29	29.27	30.12
	Fourth Quarter	37.02	28.38	33.25

2012	First Quarter	46.27	34.91	45.98
	Second Quarter(through the pricing date)	46.13	31.00	35.03

SUPPLEMENT TO THE PLAN OF DISTRIBUTION; ROLE OF MLPF&S

AND CONFLICTS OF INTEREST

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.125 per unit reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-11 and “Use of Proceeds” on page PS-19.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion supplements the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as callable contingent income-bearing single financial contracts with respect to the Underlying Stocks and under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with such characterization. This discussion assumes that the notes constitute callable contingent income-bearing single financial contracts with respect to the Underlying Stocks for U.S. federal income tax purposes. If the notes did not constitute callable contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the notes.

We will not attempt to ascertain whether the issuer of any Underlying Stock would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property interest, within the meaning of Section 897(c)(1) of the Code. If the issuer of any Underlying Stock were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the notes. You should refer to information filed with the SEC by the issuer of any Underlying Stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying Stock is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Conditional Coupons is uncertain, we intend to take the position, and the following discussion assumes, that any Conditional Coupons constitute taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Conditional Coupons as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or call of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued Conditional Coupons, which would be taxed as described in the preceding paragraph) and the U.S. Holder’s tax basis in the notes. A U.S. Holder’s tax basis in the notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the notes. In particular, the IRS could seek to subject the notes to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). If the IRS were successful in that regard, the timing and character of income on the notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity, or upon a sale or other disposition of the notes generally would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the notes could be treated as a unit consisting of a deposit and a put option written by the note holder, in which case the timing and character of income on the notes would be affected significantly.

On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

Even if the Contingent Payment Regulations do not apply to the notes and the notes are not treated as a unit consisting of a deposit and a put option written by the note holder, other alternative U.S. federal income tax characterizations of the notes are possible (such as characterization as a notional principal contract), which, if applied, also could affect the timing and the character of a U.S. Holder’s income or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the notes (including the Conditional Coupon) is uncertain, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Conditional Coupon. We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing accrued Conditional Coupons which would be subject to the rules discussed in the previous paragraph) from the sale, exchange, or call of the notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or call of the notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale, exchange, call or retirement and certain other conditions are satisfied.

If a Non-U.S. Holder of the notes is engaged in the conduct of a trade or business within the United States and if Conditional Coupons and gain realized on the sale, exchange, call or settlement of the notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Conditional Coupons and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes in addition to the withholding tax described above without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

VALIDITY OF THE NOTES

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefore as contemplated in this pricing supplement and the related prospectus supplement and prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC filed on March 30, 2012.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any of our other affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 480(b) (17) of ERISA in connection with the transaction or any redemption of the securities, (y) none of us, MLPF&S, or any of our other affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.